Exhibit 99.2

News Release

Rayonier Declares Special Dividend of $1.80 Per Share Payable
25% in Cash and 75% in Common Shares
WILDLIGHT, Fla. – (BUSINESS WIRE) – December 2, 2024 – Rayonier Inc. (the “Company” or “Rayonier”) (NYSE:RYN) announced today that the Company’s board of directors has declared a one-time, special dividend of $1.80 per common share, consisting of a combination of cash and the Company's common shares. The dividend is payable on January 30, 2025 to shareholders of record on December 12, 2024.
The special dividend is being made in connection with the taxable gains arising from the $495 million of timberland dispositions the Company completed during the fourth quarter as part of its previously announced asset disposition and capital structure realignment plan.
The cash component of the special dividend (other than cash paid in lieu of fractional shares) will not exceed 25% in the aggregate, with the balance payable in the Company’s common shares. The Company expects the dividend will be a taxable dividend, regardless of whether received in the form of cash or common shares.
“The substantial progress we made on our disposition plan this year is allowing us to return cash to our shareholders while also providing us with considerable capital allocation capacity to act opportunistically to enhance long-term shareholder value going forward,” said Mark McHugh, President and Chief Executive Officer. “By using both cash and shares to comply with our REIT taxable income distribution requirements, we will retain significant flexibility to further reduce leverage, execute on share repurchases, or fund other future capital allocation priorities.”
Shareholders will be asked to make an election to receive the dividend all in cash or all in common shares. To the extent that more than 25% of cash is elected in the aggregate, the cash portion will be prorated among the shareholders electing to receive cash. Shareholders who elect to receive the dividend in cash will receive a cash payment of at least $0.45 per common share. Shareholders who do not make an election will receive the dividend 25% in cash and 75% in common shares. The number of common shares issued as a result of the dividend will be calculated based on the volume weighted average trading prices of the Company's common shares on the New York Stock Exchange on January 17, January 21, and January 22, 2025.
An information letter and election form will be mailed to shareholders of record after the record date. The properly completed election form to receive cash or common shares must be received by Computershare Trust Company, N.A., the Company's transfer agent, prior to 5:00 p.m. Eastern Time on January 16, 2025. Registered shareholders with questions regarding the dividend election may call Computershare Trust Company, N.A. at (800) 659-0158, or (201) 680-6578 for international callers. Shareholders who hold their shares through a bank, broker or nominee and have questions regarding the dividend election should contact such bank, broker or nominee, who will also be responsible for distributing to them the letter and election form and submitting the election form on their behalf.
The Company also announced today that the Company’s board of directors, in its capacity as the board of directors of the general partner of Rayonier, L.P., has declared a one-time, special distribution to holders of operating partnership units of (i) an aggregate number of operating partnership units that would result in
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

the Company receiving a number of operating partnership units corresponding to the aggregate number of the Company’s common shares issued to shareholders in the special dividend and (ii) an aggregate amount of cash equal to an amount that would result in the Company receiving the aggregate amount of cash payable to shareholders in the special dividend.
Additional details regarding the special dividend can be found in a supplemental presentation posted to Rayonier’s website.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2024, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.84 million acres), U.S. Pacific Northwest (417,000 acres) and New Zealand (411,000 acres). On November 6, 2024, the Company announced dispositions comprising approximately 91,000 acres in the U.S. South and 109,000 acres in the U.S. Pacific Northwest. More information is available at www.rayonier.com.
Forward-Looking Statements –
Certain statements in this press release regarding anticipated events, including the amount, timing and form of expected payment of dividends on the Company's common shares, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.

Factors that could cause actual events to differ materially from those expressed in forward-looking statements include, among other things, the factors set forth in Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are not guarantees of future performance or events and are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Contacts
Investors: Collin Mings, investorrelations@rayonier.com, 904-357-9100
Media: Alejandro Barbero, alejandro.barbero@rayonier.com

Source: Rayonier Inc.